Exhibit 10.1

                                FARMOUT AGREEMENT

     THIS AGREEMENT is entered into on the 4th day of June 2007 by and between Clayton Williams Energy, Inc., a company existing under the laws of Texas (hereinafter referred to as "Farmor") and New Frontier Energy, Inc. , a company existing under the laws of Colorado (hereinafter referred to as "Farmee"). The companies named above may individually be referred to as "Party" and collectively as the "Parties". Capitalized terms used herein are defined in Exhibit A attached hereto and made a part hereof.

                                   WITNESSETH:

     WHEREAS, as of the date of this Agreement, Farmor holds a certain percentage of the rights and obligations in the Underlying Leases and is the Operator of the Focus Ranch Unit; and

     WHEREAS, Farmor is willing to assign and transfer a certain undivided interest in its rights and obligations in the Underlying Leases described in Exhibit B to Farmee in accordance with the terms set forth herein and Farmee wishes to acquire such interest, and Farmor is willing to designate Farmee as the Operator of the Focus Ranch Unit;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations set out below and to be performed, the Farmor and Farmee agree as follows:

                                    ARTICLE 1

                             ASSIGNMENT OF INTEREST

1.1  Initial Grant

     Subject to the satisfaction of the Conditions Precedent, and in exchange for the Consideration, Farmor shall assign and transfer to Farmee, and Farmee agrees to accept, interests in the Underlying Leases as follows:

     (a) In exchange for the Consideration described in Article 3, Farmor shall transfer to Farmee an undivided 100% of Farmor's Interests in the Underlying Leases, and the Parties shall execute and deliver the Assignment concurrent with the execution of this agreement. The above described interests shall be from surface to total depth. and include rights to oil, gas, or any other substance covered by the Underlying Leases. Farmee's interests under this Agreement shall be fully assignable. Farmor shall submit the Assignment to the Government for approval within five (5) days of the execution of this Agreement.
     (b) In the event that Farmee establishes commercial production from the Focus Ranch Federal 12-1 well, Farmor shall own a production payment ("Production Payment") in an amount equal to Two Million Dollars ($2,000,000 U.S.) payable out of 35% of the Net Proceeds at the wellhead from the sale of oil, gas, and associated hydrocarbons produced from the Underlying Leases subject to this Agreement to the extent that such Net Proceeds are attributable to the Underlying Leases. "Net Proceeds" shall mean revenues from the sale of such production by Farmee less royalties, existing overriding royalties, taxes measured by the value of production, operating costs, and costs to gather, treat, process, compress, dehydrate, and sell the production. Farmor's rights are limited to funds payable out of Net Proceeds from the Underlying Leases subject to this Agreement and Farmor shall have no recourse against Farmee for any amounts other than those payable out of Net Proceeds.

     (c) In the event that, prior to Farmor receiving its full Production Payment described above, any additional well drilled or reentered by Farmee located on the Underlying Leases begins producing hydrocarbons in commercial quantities, Farmor shall be entitled to a Production Payment equal to 35% of the Net Proceeds from this well, in addition to Farmor's Production Payment from the Focus Ranch Federal 12-1 well, until such time as Farmor's total Production Payments received under this Agreement total $2,000,000.
     (d) Farmee shall have the right to fulfill its obligations under this Agreement in total by making payments to Farmor totaling $2,000,000, regardless of the source of the payments.
     (e) At such time as Farmor has received out of production from all wells subject to this Agreement the full amount of its Production Payment as described above, or at such time as Farmee has fulfilled its obligations to Farmor under Paragraph 1.1(d), or at such time as Farmee ceases production on the Underlying Leases prior to Farmor receiving the full amount of its Production Payment as described above, Farmor's right to any Production Payment shall expire and Farmor shall no longer have any interest in any of the Underlying Leases or the Focus Ranch Unit.
     (f) Farmor and Farmee shall work in conjunction to delay restoration of the Focus Ranch Federal 3-1 well. Farmee shall have the right to re-enter and test the Focus Ranch Federal 3-1 well. In the event Farmee does re-enter the 3-1 well, Farmee shall be solely responsible for reclamation of the site.
     (g) Upon execution of this Agreement, Farmor shall resign as operator of the Focus Ranch Unit and agrees to vote for Farmee as successor unit operator under the terms of the Focus Ranch Unit Agreement and Unit Operating Agreement.

1.2  Operations

     Farmee shall conduct all operations in accordance with the terms of the Focus Ranch Unit Operating Agreement and Farmor shall have no control over Farmee's operations on the Focus Ranch Federal 12-1 well, or any additional well subject to this Agreement.

1.3  Lease Payments

     Within 10 days following execution of this Agreement, Farmor shall provide to Farmee all data necessary for Farmee to assume rental payment responsibilities on the Underlying Leases. Beginning with rental payment due on or after the first of the month of the month following Farmee's receipt of such information, Farmee shall be responsible for the payment of all rentals, shut-in gas royalties, and minimum royalties payable under the terms of the Underlying Leases. However, Farmee shall have no liability to Farmor for any failure to timely or properly pay such rentals or other payments.

                                    ARTICLE 2

                       CONDITIONS PRECEDENT TO ASSIGNMENT

2.1  Conditions

     The execution of the Assignment hereunder is subject to the satisfaction or waiver of each of the following conditions, collectively called "Conditions Precedent".

     A. Farmor obtains a waiver or other evidence in writing of the expiration or non-exercise of any Preferential Right at Farmor's sole cost by July 1, 2007.

     B. Farmor obtains any required third party consents for the transfer of the interest to be transferred hereunder in writing by July 1, 2007; and

     C. Farmor shall make any geologic and geophysical information and all evaluations of the Drill Site in its possession available to Farmee, including but not limited to seismic and geologic data well logs, cement bond logs, well samples, coring data, etc. Farmor makes no warranties as to the accuracy of such information. Farmee shall be obligated to keep such information confidential. Farmee shall have ten days to terminate this Agreement in its sole discretion after receiving such information and Farmee shall have no further obligation to Farmor whatsoever in the event of such termination.

     D. Farmor shall make available to the Farmee copies of the Underlying Leases and all title documentation material to the acreage subject to this Agreement which Farmor has in its possession. Such title documentation shall be provided without warranty by Farmor. Farmee shall have the right to terminate this Agreement within 10 days after receipt of all title information in Farmor's possession or control if Farmee is not satisfied that Farmor has adequate title.

     E. The parties obtain from the Stuhl Ranch and Sheep Mountain Ranch a transfer of rights to use the road that leads to the Focus Ranch Federal 12-1 well by July 1, 2007.

2.2  Performance and Termination:

     Each party shall use commercially reasonable efforts to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after execution of this Agreement. Except as set forth above, if the Conditions Precedent are not satisfied by ten (10) days from the execution of this Agreement, then the non-breaching party, or either party if both breach, shall have the right to terminate this Agreement by giving notice to the other Party in accordance with the provisions of Article 9.

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                                    ARTICLE 3

                                 CONSIDERATION:

3.1  Consideration for Initial Assignment

     In consideration for receiving the assignment described in section 2.1, Farmee agrees as follows:

     a. On or before August 1, 2007, Farmee, at its sole cost, shall commence the testing of the Niobrara and Frontier formations in the Focus Ranch Federal 12-1 well. The conduct of such testing and any related operations shall be in Farmee's sole control and discretion but shall include the intervals from 6914' to 6945' and from 6985' to 7034'. Subject to Article 11, if Farmee does not commence such testing on or before August 1, 2007, then this Agreement shall terminate and neither Party shall have any further obligation to the other. Farmee shall not reconvey any interests initially conveyed by Farmor and described in
          Article 1.1, but shall

          i. Plug and abandon the well and reclaim the Drill Site to BLM standards, and

          ii.  Reclaim the existing 12 mile service road to BLM standards.

     b. In the event Farmee, in its sole discretion, determines that natural gas capable of being produced in commercial quantities is present in the Drill Site, in either the Niobrara or Frontier formations, Farmee shall

          i. Install, at Farmee's sole cost and in accordance with any applicable DOT specifications, an approximately 12 mile, 4 inch natural gas line ("Gas Line"). The Gas Line shall connect with and transport gas to Farmee's existing 6 inch gathering line, which is connected to Questar's main line at the Westside Canal terminal near Baggs, Wyoming.

     c. In the event Farmee, in its sole discretion, determines natural gas capable of being produced in commercial quantities is not present in the Drill Site Farmee shall have the right to abandon the Focus Ranch Unit and shall :

          i. Plug and abandon the well and reclaim the Drill Site to BLM standards, and

          ii.  Reclaim the existing 12 mile service road to BLM standards.

     d. Regardless of whether Farmee determines natural gas capable of being produced in commercial quantities is present in the Drill Site, Farmee shall use its best efforts to take whatever steps are necessary to preserve the existence of the Focus Ranch Unit for a period of one year, or for such time as Farmee remains the Unit Operator, whichever is shorter. Should it be necessary to drill additional wells in the Focus Ranch Unit in order to preserve the Focus Ranch Unit, Farmee shall seek BLM approval to commence drilling such wells. Upon receiving BLM approval, Farmee shall drill such wells. The location of such wells shall be chosen in Farmee's sole discretion.


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     e.   Should any subcontractors be necessary to assist Farmee in achieving its obligations under this Agreement, such subcontractors shall be selected in the sole discretion of Farmee.

3.2 Farmee shall not be liable in damages to Farmor for failure to commence, drill, test, complete or equip the Focus Ranch Federal 12-1 well, but Farmee shall remain subject to the obligations stated in Article 3.1(a).


3.3 Any costs, expenses, fees, or duties payable to a Government in connection with the Assignment, excluding taxes described in Article 7, herein shall be borne and paid by Farmee.

                                    ARTICLE 4

                     OBLIGATIONS UNDER THE UNDERLYING LEASES

4.1  Acceptance of Prior Terms
     Farmee hereby ratifies, confirms and accepts the terms of the Underlying Leases and during the Interim Period, Farmee agrees to abide by the terms of such agreements to the extent of its Working Interest.

                                    ARTICLE 5

                           UNDERTAKING OF THE PARTIES

5.1  Farmor Obligations
     During the Interim Period, Farmor shall comply with the following:
     A. Material Developments. Farmor shall promptly notify Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given to Farmor with respect to the Underlying Leases or the Focus Ranch Unit, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Underlying Leases or Focus Ranch Unit, or (c) any event or condition between the date of this Agreement and the Approval Date that would render impossible Farmor's performance of its obligations under this Agreement.

     B. If during the Interim Period, any decision or approval is required which would affect the Farmee's interest in the Underlying Leases, Farmor shall consult with Farmee and vote its interest or take such action as may be in accordance with Farmee's instructions.


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5.2  Farmee Obligations
     A. Insurance. During such time as Farmee is conducting operations under this Agreement, Farmee shall maintain workmen's compensation insurance and general liability insurance with bodily injury limits of $500,000 per occurrence and property damage insurance with a limit of $200,000.

                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Except as otherwise disclosed on the attached schedules, all warranties made herein are as of the date of execution of this Agreement. The Parties shall not take any action, or fail to take any action, prior to the Approval Date that would result in a breach of any representations or warranties under this Agreement.

6.1  Farmor's Representations and Warranties

     A. Farmor's Rights. Farmor holds the rights to a certain undivided interest in the Underlying Leases described in Exhibit B, free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favor of the lessors and such interest entitles The Farmor is currently the Unit Operator of the Focus Ranch Unit. The Underlying Leases and Focus Ranch Unit are in full force and effect and no notice of default, termination, or breach has been received by Farmor nor, to the knowledge of Farmor, any other person or entity. The Underlying Leases and Unit Agreement and Unit Operating Agreement, together with applicable Laws, contain the entirety of the obligation of Farmor to the lessors, and no other understanding or agreement exists between Farmor and any lessor in relation to the subject matter of this Agreement, except as otherwise stated in this Agreement.

     B. Documents. Farmor has provided Farmee with complete and correct copies of the Underlying Leases and of the Focus Ranch Unit Agreement and Unit Operating Agreement. In addition, Farmor will provide Farmee proof that the rentals for all of the subject leases have been paid in a timely manner and that there are no rentals due at closing for any lease that is a part of the Focus Ranch Unit. Farmee is hereby advised, certain leases subject to this Agreement which are outside the Focus Ranch Unit have unpaid rentals past due. These leases are described in Exhibit C.

     C. Claims and Litigation. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or, to Farmor's knowledge, threatened in connection with the Underlying Leases or Focus Ranch Unit which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement. Farmee is hereby advised of continuing claims by the Three Forks Ranch that the Focus Ranch Unit is not valid.

6.2  Farmee's Representations and Warranties
     A. Claims and Litigation. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Farmee's knowledge, threatened, against Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

     B. Financial and Technical Capability. Farmee has sufficient funds to enable it to fulfill all of its obligations under this Agreement. Farmee has the technical capability, personnel and resources to fulfill its obligations under this Agreement.

6.3  Mutual Representations and Warranties

     A. Corporate Authority. Each Party is duly organized and validly existing under the laws of the United States. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Agreement. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.
     B. Other Representations and Warranties. Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief,: (a) violate any applicable Laws/Regulations, judgment, decree or award;
          (b) contravene the organization documents of a Party; or (c) result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.
     C. All representations and warranties given under this Article 6 shall, for the contractual term set forth herein, be deemed repeated and valid, true and correct as of the Approval Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Approval Date or the execution of the Assignment, whichever is later.
     D. Each of the Parties agrees to indemnify and hold the other Party harmless for any claims, causes of action, or liabilities, which arise out of the breach of any of the warranties and representations under this Article by the indemnifying Party.

6.4 Disclaimer of Other Representations and Warranties Except for the representations and warranties provided in this article, Farmor and Farmee make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this agreement.

                                    ARTICLE 7

                                       TAX

7.1  Tax Obligations
     Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party's share of all obligations under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.

                                    ARTICLE 8

                                 CONFIDENTIALITY

8.1 Except as otherwise provided in the Underlying Leases or Focus Ranch Unit Agreement or Unit Operating Agreement, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the date of this Agreement, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of this Agreement and for a period of two (2) years thereafter.


                                    ARTICLE 9

                                     NOTICES

9.1 All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. "Received" for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Name:       New Frontier Energy, Inc.   Name:    ClaytonWilliams Energy, Inc.
Address:    1789 W. Littleton Blvd.     Address: 6 Desta Dr., Suite 3000
            Littleton, CO                        Midland, TX 79705
Attention:  Paul Laird                           Attention:     Greg Welborn
Facsimile:                                       Facsimile:     (432) 688-3225
Email:      plaird@nfeinc.com           Email:   gwelborn@claytonwilliams.com
Telephone:  303-730-9994                         Telephone      (432) 682-6324


                                   ARTICLE 10

                           LAW AND DISPUTE RESOLUTION

10.1 Governing Law
     The substantive law of Colorado, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement.

10.2 Dispute Resolution
     Except as may be otherwise agreed in the Underlying Leases or Focus Ranch Unit Agreement or Unit Operating Agreement, any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Denver, Colorado. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect. No notice of intent to arbitrate shall be necessary. The arbitrators may therefore award both monetary and equitable relief, including injunctive relief and specific performance. A Party may apply to any competent judicial authority for interim or conservatory relief. The application for such measures, or for the enforcement of such measures ordered by the arbitrator, shall not be deemed an infringement or waiver of the agreement to arbitrate and shall not affect the powers of the arbitrator.

                                   ARTICLE 11

                                  FORCE MAJEURE

11.1 If Farmee is rendered unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure, performance is excused to the extent it is affected by the Force Majeure and Farmee's obligations hereunder shall be suspended during the period of Force Majeure. The term "Force Majeure" will mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war blockage, public riot, lightning, fire, flood, explosion, governmental action, governmental delay, restraint, or inaction, delays in obtaining permits, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within Farmee's control. Farmee shall give notice to Farmor of the Force Majeure within a reasonable time after the events occur, and reasonably describe the events constituting the Force Majeure.

                                   ARTICLE 12

                                IMPRACTICABILITY

12.1 If, in exploring the initial test well as described in Article 3.1(a), or a subsequent well as described in Article 3.1(b)(ii), the operator encounters a drilling condition or substance before meeting the provisions of Section 3.1(a), or formation which cannot be overcome by means or methods customarily used by prudent operators in the area, as determined in Farmee's sole discretion, then the test well may be plugged and abandoned at the depth at which the substance or condition is encountered and operator is hereby given the option to commence and drill a substitute well. In the event Farmee elects not to drill a substitute well, or encounters similar difficulties with the substitute well, Farmee may elect to proceed in accordance with Article 3.1 (c).

                                   ARTICLE 13

                               GENERAL PROVISIONS

13.1 Relationship of Parties
     The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

13.2 Further Assurances
     Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.3 Waiver
     No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

13.4 Joint Preparation
     Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

13.5 Severance of Invalid Provisions
     If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

13.6 Modifications
     There shall be no modification of this Agreement except by written consent of all Parties.

13.7 Priority of Agreement
     In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the Focus Ranch Unit Agreement or Focus Ranch Unit Operating Agreement, this Agreement shall prevail unless such would be in violation of the Laws of Colorado or the terms of the Underlying Leases

13.8 Headings
     The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

13.9 Counterpart Execution
     This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, either party is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

13.10 Entirety
      With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

13.11 Merger
      This Agreement shall not merge but shall survive all conveyances of interests.

New Frontier Energy, Inc.                      Clayton Williams Energy, Inc
by                                             by

/s/ Paul Laird                                 /s/ Greg Wellborn
------------------------                       ------------------------
Paul Laird, President                          Greg  Wellborn


Dated this 25th day of May, 2007               Dated this 4th day of June, 2007

                                    EXHIBIT A

                                   DEFINITIONS

Agreement means this Farmout Agreement together with the Exhibits, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Approval Date means the date on which the Government formally approves or endorses the Assignment of the Working Interest transferred hereunder.

Assignment means the document, attached as Exhibit D, by which the interest in the Underlying Leases transferred and conveyed to the Farmee by the Farmor as provided hereunder.

Complete means the point at which the well is producing hydrocarbons in commercial quantities.

Commercial Quantities means Hydrocarbons sufficient to cover the payment of all royalties and any and all expenses associated with the producing and operating an oil and/or gas well or a productive oil and gas field.

Drill site means the area located in the Niobrara or Frontier formations in the Focus Ranch Federal 12-1 well, located in Section 12, Township 11 North Range 88 West, Routt County, Colorado.

Government means the government of United States or the State of Colorado and any political subdivision, agency or instrumentality thereof.

Interim Period means the period commencing from the date of the execution of this Agreement until the Approval Date.

Operator means the entity designated to conduct operations under this Agreement.

Proceeds means income received as a result of operations under this Agreement.

Preferential Rights means a right held by any third party to pre-empt the transaction contemplated by this Agreement or affect its terms in any way.

Substitute Well means a well commenced after the initial, or prior, well was abandoned due to impracticability or Force Majeure

Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons.

Underlying Leases means the leases which are subject to this Agreement and attached in Exhibit B.

Working Interest means an interest in property that entitles the owner of that interest to a share of the mineral production from the property, after payment of costs and royalties.

Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.



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